SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material Under Rule 14a-12

Synacor, Inc.

(Name of Registrant as Specified In Its Charter)

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VOTE FOR SYNACOR NOMINEES TO THE BOARD

ON THE WHITE PROXY CARD TODAY

March 31, 2015

Dear Fellow Synacor Stockholder:

Your vote is important. I am writing to you today regarding Synacor’s upcoming 2015 Annual Meeting of Stockholders, which will be held on April 20, 2015. At this meeting, you will be asked to make important decisions regarding the future of your investment in Synacor.

I ask that you support the unanimous recommendation of Synacor’s Board of Directors to vote “FOR ALL” of Synacor’s nominees so there is no disruption to the significant progress we have made at the company since I joined as Chief Executive Officer in August 2014. In only 8 months we have returned the company to adjusted EBITDA profitability, defined a growth strategy into attractive market segments, and demonstrated momentum against that strategy by delivering record Q4 2014 financial results.

Synacor’s management team and Board believe our strategic plan for profitable growth best optimizes Synacor’s potential value and protects your investment. We are convinced that there is much opportunity ahead, and together we can keep Synacor’s positive momentum going.

OUR MISSION: BE THE TRUSTED TECHNOLOGY DEVELOPMENT, MULTIPLATFORM SERVICES AND REVENUE PARTNER FOR VIDEO, INTERNET AND COMMUNICATIONS PROVIDERS, AND DEVICE MANUFACTURERS

Our strategic plan is built upon a foundation of operating discipline and targets four pillars of significant market opportunity. We believe this plan will drive revenue growth and profitability in the $33 billion search and advertising market and deliver solutions into the $6 billion digital video market. Since announcing this plan in October, you’ve already seen us make significant progress:

1.	Increasing value for existing customers by optimizing user experience and monetization – You’ve seen us launch and continue the roll-outs of our next-generation Startpage and PowerPlay video search & discovery experiences on desktop and mobile, and dramatically grow advertising revenue.

2.	Innovating on Synacor-as-a-platform for advanced services – You’ve seen us build upon our award-winning Cloud ID Authentication Platform, partner with best-in-class companies to deliver advanced video solutions, and acquire the Live TV/Cloud DVR app, technology and capabilities of NimbleTV.

3.	Winning new customers in current and related verticals – You’ve seen us syndicate content and advertising across new customer sites, launch Cloud ID with new customers, create video content for delivering new advertising inventory, and renew significant customer contracts.

www.synacor.com 40 La Riviere Drive, Suite 300 Buffalo, NY 14202 716.853.1362

4.	Extending our product portfolio into emerging growth areas – You’ve seen us announce customers in Latin America, and we believe there are significant international and business services opportunities ahead.

WE HAVE ALREADY DEMONSTRATED MEANINGFUL FINANCIAL PROGRESS FROM OUR STRATEGIC PLAN AND ARE EXCITED ABOUT THE FUTURE

We are already making significant and meaningful strides as we execute against our new strategic plan. The results of the successful implementation of the strategic plan can be seen in our streamlined costs, positive revenue growth, adjusted EBITDA and cash flow generation.

Streamlined Costs:

•	Reduced headcount by 70 people (approximately 20% of the workforce).
•	Reduced operating expenses by over $6 million per year.

Demonstrated Positive Revenue Growth in Q4 2014 and Beat Full Year 2014 Guidance (as provided in our Q3 2014 earnings release dated October 30, 2014):

•	Delivered second highest revenue quarter in the history of the company.
•	First quarter in two years with year-over-year revenue growth.
•	Significantly beat guidance for full year 2014: $106.6 million vs. guidance of $100-$103 million.

Generated Significant Adjusted EBITDA in Q4 2014 and Beat Full Year 2014 Guidance (as provided in our Q3 2014 earnings release dated October 30, 2014):

•	Delivered highest adjusted EBITDA quarter in the history of the company.
•	Reversed adjusted EBITDA declines from first half of the year by delivering positive adjusted EBITDA of $0.1 million in Q3 and $4 million in Q4.*
•	Significantly beat guidance for full year 2014: adjusted EBITDA of $2.2 million vs. guidance of ($0.5)-$0.5 million.

Delivered Positive Cash Flow:

•	Generated cash flow of approximately $1.2 million in Q4 2014.
•	Used only approximately $64,000 in the second half of 2014, after using approximately $10.7 million in the first half of 2014.

* A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of this letter.

SYNACOR HAS A HIGHLY EXPERIENCED BOARD AND MANAGEMENT TEAM TO EXECUTE OUR NEW STRATEGY AND CREATE SUBSTANTIAL VALUE FOR ALL SYNACOR STOCKHOLDERS

The Synacor Board of Directors is comprised of seven highly-qualified and proven business leaders, including six independent directors. I joined the Board in August 2014, upon my appointment as Synacor’s new Chief Executive Officer, after prior roles at Comcast, AOL, and McKinsey. We also added former U.S. Congressman, entrepreneur, and Managing Director of Advantage Capital, Scott Murphy, to the Board in October 2014. Together, Scott and I bring additional strategic perspectives to the seasoned and committed members of Synacor’s existing Board.

I believe that your Board is highly qualified and has the expertise needed to ensure that Synacor continues executing on its new strategic plan. The Board includes current and former C-level executives from Fortune 500 companies, and veteran professionals responsible for investing hundreds of millions of dollars into growth companies. I also believe that your Board has the business experience, commitment and shareholder representation to act in the best interests of all Synacor stockholders and create substantial value for the company.

The Board of Directors unanimously recommends that you vote the enclosed WHITE proxy card today “FOR ALL” of Synacor’s nominees: Jordan Levy, General Partner of Softbank Capital; Andrew Kau, Managing Director of venture capital firm Walden International that owns 14% of the shares of Synacor; and me, Himesh Bhise, your newly appointed CEO. Please complete this proxy card and return it in the enclosed postage-paid envelope.

PROTECT YOUR INVESTMENT IN SYNACOR - PLEASE VOTE THE WHITE PROXY CARD TODAY.

As you may be aware, two small hedge funds, JEC Capital Partners, LLC and Ratio Capital Management B.V., have threatened a proxy contest, to displace me, your new CEO, and two other members of your Board of Directors with three of their own nominees, but without disclosing an alternative business plan other than damaging short-term actions we believe would fail to maximize the value of Synacor.

I worry that this proxy contest and these nominees will potentially disrupt our growth plan forward and set us back from the customer and product progress we have demonstrated in the last eight months since I joined the company. If you should receive any proxy materials from JEC and Ratio, or their affiliates, we urge you to completely disregard them and take no action.

Your management team and Board of Directors are committed to the success of Synacor and driving stockholder value. We are asking you to vote the enclosed WHITE proxy card today “FOR ALL” of Synacor’s nominees: Himesh Bhise, Jordan Levy and Andrew Kau, and “FOR” Proposals 2 and 3.

Thank you for your consideration and your continued support.

Sincerely,

Himesh Bhise

President and Chief Executive Officer

You may also vote your shares electronically, via telephone or internet, by following the enclosed instructions. If you have any questions about voting your shares, you may also contact The Proxy Advisory Group, LLC, which is assisting us in this matter, by calling toll-free to 888-55PROXY, or 888-557-7699.

Safe Harbor Statement

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements concerning Synacor's expected financial performance, as well as Synacor's strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company's results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies; the loss of a significant customer; our ability to obtain new customers; expectations regarding consumer taste and user adoption of applications and solutions; developments in Internet browser software and search advertising technologies; general economic conditions; expectations regarding the company's ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company's financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" in the company's most recent Form 10-K filed with the SEC on March 12, 2015. These documents are available on the SEC Filings section of the Investor Information section of the company's website at http://investor.synacor.com/. All information provided in this communication and in the attachments is available as of March 31, 2015, and Synacor undertakes no duty to update this information.

Important Additional Information

Synacor, Inc. (the "Company") has provided to its stockholders a definitive proxy statement, filed with the Securities and Exchange Commission (“SEC”) on March 27, 2015, and an accompanying proxy card in connection with the Company's 2015 annual meeting of stockholders (the "2015 Annual Meeting"). The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2015 Annual Meeting. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the 2015 Annual Meeting is included in the definitive proxy statement filed by the Company with the SEC in connection with such meeting. In addition, information concerning the Company's directors and executive officers is available in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 12, 2015. To the extent holdings of the Company's securities have changed since the amounts contained in the definitive proxy statement filed with the SEC in connection with the 2015 Annual Meeting, such changes have been reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 and Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC. Such documents are, or will be, available free of charge at the SEC website at http://www.sec.gov. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO THE PARTICIPANTS.